Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Denny’s Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c) and 457(h)	2,850,000	$4.02	$11,457,000.00	0.00015310	$1,754.07	-	-	-	-
Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-

Carry Forward Securities	-				-	-	-	-	-	-	-	-
	Total Offering Amounts					$11,457,000.00		$1,754.07
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,754.07

(1)
Amount to be registered consists of an aggregate of 2,850,000 shares to be issued pursuant to the grant or exercise of awards under the Denny’s Corporation Amended and Restated 2021 Omnibus Incentive Plan (the “Plan”).  Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers such indeterminable number of additional shares of Common Stock of the Registrant as may become issuable to prevent dilution in the event of stock splits, stock dividends, recapitalization or similar transactions.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market LLC on July 29, 2025.